Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 290585

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated effective November 14, 2025)

Medicus Pharma Ltd.

Up to 7,500,000 Common Shares

This prospectus supplement amends and supplements the prospectus dated effective November 14, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-290585). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 1, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on The Nasdaq Capital Market ("Nasdaq") under the symbol "MDCX". On  November 28, 2025, the last reported sales price of the common shares was $2.20.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 10 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

Effective on November 28, 2025, James Quinlan, Chief Financial Officer of Medicus Pharma Ltd. (the "Company"), resigned as an officer and an employee of the Company. Mr. Quinlan had been on a medical leave of absence since September 12, 2025.

Appointment of Chief Financial Officer

Effective on December 1, 2025, Carolyn Bonner, President of the Company as well as Acting Chief Financial Officer of the Company since September 12, 2025 in Mr. Quinlan's absence, was appointed as Chief Financial Officer of the Company. Ms. Bonner will also continue to serve as President of the Company, a role she has held since September 2023.

Prior to joining the Company, Ms. Bonner, 41, was the  President & Chief Executive Officer of PCL, Inc. (2019-2023), a CAP-accredited specialty laboratory with business operations in the United States and United Arab Emirates. Prior to that, she held roles in business development and corporate development at Rosetta Genomics Ltd., a Nasdaq listed molecular diagnostics company, and Inform Diagnostics, Inc. (formerly Lakewood Pathology), where she began her career in 2006. Ms. Bonner holds a Bachelor of Science degree in Marketing from West Chester University of Pennsylvania.

In connection with Ms. Bonner's appointment as Chief Financial Officer and continued service as President, the Company entered into an amended and restated employment agreement with Ms. Bonner with an effective date of December 1, 2025, for a term of five years unless mutually agreed otherwise (the "Agreement"). Pursuant to the Agreement, Ms. Bonner will receive an annual base salary of $395,000 and will be eligible to participate in the Company's annual discretionary bonus plan at target levels of up to (i) 60% of her base salary in her first year of employment under the Agreement, (ii) 70% of her base salary in her second year of employment under the Agreement, (iii) 80% of her base salary in her third year of employment under the Agreement, (iv) 90% of her base salary in her fourth year of employment under the Agreement and (v) 100% of her base salary in her fifth year of employment under the Agreement. Ms. Bonner is also eligible to receive Company stock options at the discretion of the board of directors of the Company or its compensation committee.

There are no family relationships between Ms. Bonner and any director or executive officer of the Company pursuant to Item 401(d) of Regulation S-K and the Company has not entered into any transactions with Ms. Bonner that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Ms. Bonner and any other persons pursuant to which she was selected as an executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: December 1, 2025